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                                                                    Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Northfield Laboratories Inc.:


We consent to the incorporation by reference in the registration statement dated December 23, 2004 on Form S-3 of Northfield Laboratories Inc. of our audit report dated July 12, 2004, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 2004 and 2003, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2004 and for the cumulative period from June 19, 1985 (inception) through May 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in accounting due to the adoption of the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

/s/ KPMG LLP

Chicago, Illinois
December 22, 2004